SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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RevenueShares ETF Trust
(Name of Registrant as Specified In Its Charter)

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Dear Valued Shareholder:

I am the President of VTL Associates, the investment adviser to the RevenueShares Financials Sector Fund.  We are very excited about VTL and the RevenueShares Financial Sectors Fund becoming part of OppenheimerFunds, but in order to accomplish that, we urgently need to receive your vote as soon as possible.

Your fellow shareholders in the RevenueShares Financial Sectors Fund have voiced overwhelming support for the proposed new investment advisory agreement between the Fund and VTL, but we still need more votes,including yours.  Your vote – regardless of the number of shares you own – is critical to the passage of the proposal.

As of today, November 13, 2015, we have not received enough votes to meet the vote requirement for this important proposal. As a result, the shareholder meeting to approve the new advisory agreement has been adjourned to November 24, 2015.  With your help, we can avoid the cost and delay of an additional adjournment and further solicitation.

I ask you for your support in voting the enclosed proxy ballot.  Please sign, date and return your proxy in the postage paid return envelope provided.  You may also vote your shares by calling the toll-free number on your ballot, or vote via the internet at the website provided on your ballot.

On behalf of the Board of Trustees of the RevenueShares Financials Sector Fund, please accept my thanks for your participation in this important matter. We appreciate your continued confidence in the RevenueShares Financials Sector Fund, and we look forward to receiving your vote.

Sincerely,

Vincent T. Lowry
President and CEO

PLEASE vote your shares today!
CALL 1-866-387-9392

Telephone voting is available Monday through Friday 8:00 AM to 10:00 PM (EST).

You may also vote by mail, automated telephone, or internet, as further detailed on the enclosed proxy card.